Exhibit 99

FOR IMMEDIATE RELEASE

MATRIX SERVICE REDUCES ANNUAL GUIDANCE FOR FISCAL 2010 AND SETS DATE TO

DISCUSS RESULTS FOR THE THIRD QUARTER

TULSA, OK – April 23, 2010 – Matrix Service Co. (NASDAQ: MTRX) announced it has reduced earnings expectations for the fiscal year ending June 30, 2010 to a range of $0.55 to $0.65 per fully diluted share (1). This guidance excludes the impact of non-routine charges related to acquired claim receivables and other legal matters. The Company previously announced guidance toward the lower end of the range of $0.80 to $1.10 per fully diluted share, excluding non-routine charges.

Michael J. Bradley, president and chief executive officer of Matrix Service Company stated, “Earnings performance during the first half of fiscal 2010 was in line with our expectations, and we projected business activity to pick-up in the second half of the fiscal year. However, our customers continued to defer capital projects and we are experiencing a lower volume of recurring repair and maintenance work. As a result, we will not achieve the earnings guidance provided at the beginning of the fiscal year. We are confident in our long-term strategy and that the addition of key personnel and improvements in our cost structure position the Company to grow as our markets improve.”

The Company’s operating results for the third quarter were also negatively impacted by approximately $4 million of non-routine charges related to collection activities on claim receivables assumed in a previous acquisition and other legal matters. As a result of market conditions and the non-routine charges, Matrix Service expects operating results for the third quarter of fiscal 2010 to be below our previous expectations.

In response to the challenging economic environment, the Company previously reduced annual administrative and overhead costs by $6 million. During the third quarter, the Company executed an additional $6 million of cost reductions that will reduce both SG&A and construction overhead costs beginning in the fourth quarter of fiscal 2010.

Mr. Bradley added, “We will continue to actively manage our cost structure, with a long-term view of our business. However, we will maintain the appropriate staffing levels to execute projects we expect to materialize and pursue new awards, perform projects safely and effectively, without limiting our ability to achieve our growth strategy. Our strong financial position and liquidity will allow the Company to move forward with our strategic plans and take advantage of future growth opportunities.”

Earnings Release and Conference Call Schedule

Matrix Service will announce results for the Third Quarter ended March 31, 2010 on Friday, May 7, 2010 prior to the opening of the market. In conjunction with the earnings release, Matrix Service will host a conference call with Michael J. Bradley, president and CEO and Thomas E. Long, vice president and CFO. During the conference call, Mr. Bradley and Mr. Long will discuss the quarter and year-to-date operating results.

The conference call will be held on May 7, 2010 at 11:00am ET / 10:00am CT and will be simultaneously broadcasted live over the Internet at www.matrixservice.com or www.vcall.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The online archive of the broadcast will be available within one hour of the live call.

(1)	To supplement our financial results presented on a GAAP basis, we used the Non-GAAP measure indicated in the table, which excludes certain non-routine accounting entries related to acquired claim receivables and certain other legal matters that we believe are helpful in understanding our past and future financial performance. Our Non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental Non-GAAP financial measure internally to understand, manage, and evaluate our business and to make operating decisions.

About Matrix Service Company

Matrix Service Company provides engineering, construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in California, Delaware, Illinois, Michigan, New Jersey, Oklahoma, Pennsylvania, Texas, and Washington in the U.S. and in Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company

Tom Long

Vice President and CFO

T: 918-838-8822

E: telong@matrixservice.com

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Fiscal 2010 Diluted Earnings Per Share Guidance Range Reconciliation

GAAP to Non-GAAP Reconciliation

	Low	High
Diluted earnings per share - GAAP	$0.40	$0.50

Write-off of acquired claim receivables	0.11	0.11
Collection costs on acquired claim receivables	0.06	0.06
Legal charge	0.07	0.07

	0.24	0.24

Income tax effect	(0.09)	(0.09)

Effect on net income	0.15	0.15

Diluted earnings per share - Non-GAAP	$0.55	$0.65